Exhibit 99.1

            VESTA INSURANCE NAMES JOHN HINES CHIEF FINANCIAL OFFICER

    BIRMINGHAM, Ala., Dec. 1 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that John Hines has joined the Company as Senior Vice President and Chief Financial Officer. Mr. Hines, 51, replaces Hopson B. Nance who has resigned as Chief Financial Officer. Mr. Hines has been a Director of Smart and Associates, LLP, a business advisory and accounting firm and has been consulting to Vesta for over six months in connection with the Company's financial accounting.

    Mr. Nance will remain with Vesta as Senior Vice President for up to six months to provide for an orderly transition.

    "We are very fortunate to have John Hines joining the Vesta team," said Norman W. Gayle, III, President and CEO of Vesta Insurance. "John has played a prominent role in helping Vesta through the analysis of our financial statements and will be instrumental in bringing to conclusion the process of submitting our periodic filings with the Securities and Exchange Commission. He has demonstrated a clear understanding of our business and, with his extensive industry expertise and proven leadership skills, I am confident he will make significant contributions to our company and management team.

    "We are grateful to Hopson for his contributions and service to the Company for the past five years," Mr. Gayle added.

    John Hines has more than 20 years experience in personal lines insurance. Mr. Hines served most recently as a Director for Smart and Associates, LLP, where he worked primarily in the areas of business risk assessment, Sarbanes-Oxley compliance, and accounting and process improvement. Earlier, Mr. Hines oversaw management and day-to-day operations for United Agents Holdings, Inc., a venture capital-backed multi-line property and casualty insurance group. Mr. Hines also spent eight years at American International Group, Inc., (AIG), where he served as Vice President and Comptroller of the direct marketing division and as a regional audit manager for the international audit functions for Bermuda, Latin America and the Caribbean region.

    Mr. Hines holds a bachelor's degree in business administration from Temple University and is a certified public accountant.

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             12/01/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com/
    (VTA)